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EXHIBIT 23.4   CONSENT OF POTTER ANDERSON & CORROON LLP
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                               September 8, 1998



Board of Directors
First Place Financial Corp.
185 East Market Street
Warren, OH 44482

          Re:  First Place Financial Corp.
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Gentlemen:

     We hereby consent to the filing of our opinion to you concerning certain matters of Delaware law in connection with the subscription and community offering (the "Offering") by First Place Financial Corp., a Delaware corporation (the "Company"), of shares of its common stock, par value $.01 per share, in draft or final form, as an exhibit to (i) the Registration Statement filed with the Securities and Exchange Commission by the Company in connection with the Offering, and all amendments thereto, and (ii) the Application for Conversion filed with the Office of Thrift Supervision in connection with the conversion of First Federal Savings and Loan Association of Warren, a federally-chartered savings and loan association, from the mutual form of ownership to stock form of ownership, and all amendments thereto, and to the reference to this firm in the "Legal Matters" section of the Prospectus relating to the Offering.



                                    Very truly yours,

                                    /s/ Potter Anderson & Carroon LLP

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